Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900 x7005
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE
Tandem Diabetes Care Announces Third Quarter 2019 Financial Results
and Updated 2019 Financial Guidance
San Diego, November 4, 2019 - Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today reported its financial results for the quarter ended September 30, 2019 and updated its financial guidance for the year ending December 31, 2019.

Third Quarter 2019 Highlights
In comparing the third quarter of 2019 to the same period of 2018:

•	Worldwide pump shipments increased 112 percent to 17,839 pumps from 8,434 pumps

•	Sales increased 105 percent to $94.7 million from $46.3 million

•	Operating margin improved to negative 6 percent from negative 34 percent

•	Adjusted EBITDA(1) improved to 13 percent of sales from negative 10 percent of sales

“Our third quarter results once again demonstrate that technology drives customer adoption, and that there is meaningful long-term opportunity to continue bringing the benefits of insulin pump therapy to people with diabetes worldwide,” said John Sheridan, president and chief executive officer. “With approval of the t:slim X2 insulin pump with Control-IQ technology pending, we’re positioned for an exciting end of 2019 and beyond as we work to continue driving growth through innovation and further our mission to improve the lives of people with diabetes.”

Third Quarter 2019 Financial Results
Domestic pump shipments increased 87 percent to 13,814 pumps in the third quarter of 2019 from 7,379 pumps in the same period of 2018. Domestic sales were $78.8 million, or an increase of 80 percent compared to $43.7 million in the third quarter of 2018. International operations commenced in the third quarter of 2018. International pump shipments increased 282 percent to 4,025 pumps in the third quarter of 2019 from 1,055 pumps in the same period of 2018. International sales were $15.8 million, or an increase of 532 percent compared to $2.5 million in the third quarter of 2018.

Gross profit for the third quarter of 2019 increased 133 percent to $50.7 million, compared to $21.8 million for the same period of 2018. Gross margin was 54%, compared to 47% in the same period of 2018. These included a non-cash stock-based compensation charge of $1.8 million in the third quarter of 2019 compared to $0.8 million for the same period of 2018, or 2 percent of sales in both periods.

For the third quarter of 2019, operating expenses totaled $56.7 million, compared to $37.5 million for the same period of 2018. Operating expenses included a non-cash charge for stock-based compensation of $15.5 million, compared to stock-based compensation of $8.8 million for the same period of 2018. Operating loss totaled $6.0 million, compared to $15.7 million for the same period of 2018. Operating margin for the third quarter of 2019 improved to negative 6 percent compared to negative 34 percent for the same period of 2018. For the third quarter of 2019, adjusted EBITDA(1) was $12.7 million, or 13 percent of sales, compared to negative $4.7 million, or negative 10 percent of sales, for the same period of 2018.

Exhibit 99.1

Net loss for the third quarter of 2019 was $2.9 million, which included a $2.3 million non-cash gain for the change in fair value of certain outstanding warrants. This compared to a net loss of $34.2 million for the third quarter of 2018, which included a $12.3 million non-cash charge for the change in fair value of certain warrants outstanding at that time.

Cash Balance and Liquidity

As of September 30, 2019, the Company had $156.9 million in cash, cash equivalents and short-term investments. This represents a $25.6 million increase in the third quarter of 2019 and a $27.9 million increase since December 31, 2018.

2019 Annual Guidance

For the year ending December 31, 2019, the Company is updating its financial guidance as follows:

•
Sales are estimated to be in the range of $358 million to $365 million, which represents an annual sales growth of 95 percent to 99 percent compared to 2018. The Company’s prior sales guidance for 2019 was estimated to be in the range of $350 million to $365 million.

◦	Includes international sales of approximately $58 million to $60 million.

•	Gross margin is estimated to be approximately 54 percent, compared to 49 percent in 2018.

•	Adjusted EBITDA(1) is estimated to be 7 percent to 12 percent

•	Non-cash charges included in cost of goods sold and operating expenses are estimated to be approximately $60 million, which include:

◦	Approximately $53 million in non-cash, stock-based compensation expense

◦	Approximately $7 million of depreciation and amortization

(1) EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further adjusts for non-cash stock-based compensation expense. This definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net loss.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast and information regarding the use of non-GAAP financial measures will be available by accessing the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days. To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code "5578474".

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2 insulin pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Tandem Diabetes Care and Basal-IQ are a registered trademarks and t:slim X2 is a trademark of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2, #tconnect, and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Exhibit 99.1

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results and the Company’s ability to drive growth through innovation. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results, including its sales and profitability goals, will be impacted by the Company’s ability to obtain regulatory approvals for new products and products under development and the timing of any such approvals; market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; and the potential that the process of purchasing the Company’s products, including insurance verification approval for individual customers, may delay or prevent the sale of the products. Other risks and uncertainties include the Company’s ability to manufacture products at quantities at higher volumes at an acceptable cost and in accordance with quality requirements; the Company’s ability to contract with third-party payors for reimbursement of the Company’s products; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	September 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$156,947	$129,027
Accounts receivable, net	45,325	35,193
Inventories, net	40,732	19,896
Other current assets	3,594	3,769
Total current assets	246,598	187,885

Property and equipment, net	28,072	17,151
Operating lease right-of-use assets	16,577	—
Other long term assets	1,400	1,258
Total assets	$292,647	$206,294
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expense and employee-related liabilities	$52,499	$34,784
Deferred revenue	8,187	4,600
Common stock warrants	23,283	17,926
Other current liabilities	16,297	8,978
Total current liabilities	100,266	66,288

Operating lease liabilities - long-term	15,258	—
Other long-term liabilities	10,129	8,731
Total liabilities	125,653	75,019

Total stockholders’ equity	166,994	131,275
Total liabilities and stockholders’ equity	$292,647	$206,294

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Sales	$94,657	$46,264	$253,907	$107,667
Cost of sales	43,974	24,468	119,967	59,381
Gross profit	50,683	21,796	133,940	48,286

Operating expenses:
Selling, general and administrative	44,649	29,506	120,173	73,048
Research and development	12,038	7,999	32,632	20,430
Total operating expenses	56,687	37,505	152,805	93,478
Operating loss	(6,004)	(15,709)	(18,865)	(45,192)

Total other income (expense), net	3,175	(18,536)	(8,468)	(81,107)
Loss before income taxes	(2,829)	(34,245)	(27,333)	(126,299)
Income tax expense	72	—	72	—
Net loss	$(2,901)	$(34,245)	$(27,405)	$(126,299)

Net loss per share, basic	$(0.05)	$(0.62)	$(0.47)	$(2.81)
Net loss per share, diluted	$(0.09)	$(0.62)	$(0.47)	$(2.81)

Weighted average shares used to compute basic net loss per share	58,801	55,615	58,268	44,993
Weighted average shares used to compute diluted net loss per share	59,196	55,615	58,268	44,993